                                                                   Exhibit 10.18

                                   CONFIDENTIAL             FINAL EXECUTION COPY

                               EXECUTIVE AGREEMENT

            THIS EXECUTIVE AGREEMENT (this "Agreement") is made as of September 17, 2003 (the "Effective Date"), by and between Ziff Davis Media Inc., a Delaware corporation (the "Company") and Paul O'Reilly ("Executive"). Certain definitions are set forth in the Appendix to this Agreement.

            In consideration of the representations and covenants set forth herein, the parties hereby agree as follows:

      1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning September 22, 2003 and ending December 31, 2008 or earlier pursuant to Section 4 hereof (the "Employment Period").

      2. Position and Duties.

      (a) During the Employment Period, Executive shall (subject to promotion) serve as the Vice President, Ziff Davis Events, of the Company and shall have the normal duties, responsibilities and authority implied by such positions. Executive shall hold similar positions with any Affiliate of the Company to the extent Executive may be so appointed by the Company in its sole discretion.

      (b) Executive shall report directly to the Company's Chief Operating Officer ("COO"), the Company's President ("President") and the Company's Chief Executive Officer ("CEO") or such other senior Company executive as the CEO may direct, and shall devote his best efforts and substantially all of his business time and attention to the business and affairs of the Company (and to the extent applicable, its Affiliates). Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent and professional manner.

      3. Base Salary; Benefits and Bonuses.

      (a) During the Employment Period, Executive's base salary shall be $225,000 per annum, or such higher rate as the Company may designate from time to time (the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices.

      (b) In addition to the Base Salary, during the Employment Period Executive shall be eligible to receive an annual bonus (the "Bonus") calculated from an annual bonus pool (the "Bonus Pool") allocated by the Company to the TM Media Principals. On or prior to March 31 of each calendar year, beginning with the calendar year beginning January 1, 2004, the Company's board of directors, CEO, President or CFO, after consultation by the CEO, President or CFO with one or more of the TM Media Principals, shall approve a budget for the Initial Events and their development and implementation which shall include a reasonable target (the "Budgeted TM EBITDA") for TM EBITDA for such year and, during the Employment Period, the Company shall give written notice of Budgeted TM EBITDA to Executive within ten (10) business days after it has been approved by the CEO, President or CFO of the Company; provided, however, that Budgeted TM EBITDA for any particular calendar year shall, without more and without prejudice to any other target being deemed reasonable, automatically be deemed to be reasonable if (A) Budgeted TM EBITDA does not exceed the sum of (x) actual TM EBITDA with respect to the immediately preceding calendar year plus (y) an amount of additional EBITDA that reasonably may be projected for such year taking into account the Company's preceding or anticipated capital expenditures, economies of scale and similar efficiencies) or (B) TM Media Principals then employed by the Company
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                                  CONFIDENTIAL


and holding at least 60% (based upon Personal Share percentages) of the aggregate Personal Shares do not deliver written notice that they believe that such Budgeted TM EBITDA is not reasonable within fifteen (15) days after receipt of written notice of Budgeted TM EBITDA from the Company. If, for any calendar year, TM EBITDA for such calendar year exceeds Budgeted TM EBITDA (such excess, the "Excess Amount"), then the Company will allocate to the Bonus Pool an amount equal to the lesser of (i) 50% of the aggregate base salaries for the relevant calendar year for the TM Media Principals continuously employed by the Company throughout the entire relevant calendar year and (ii) the Excess Amount. The percentage determined by dividing (x) the amount required to be allocated to the Bonus Pool pursuant to the immediately foregoing sentence by (y) the aggregate base salaries for the relevant calendar year for the TM Media Principals continuously employed by the Company throughout the entire relevant calendar year is referred to herein as the "Bonus Percentage." On or before April 15 of each year during the Employment Period, beginning April 15, 2005, the Company shall pay Executive (provided Executive is still employed as a full-time employee by the Company or any of its Affiliates on the date such payment is made) an amount in cash equal to the product of (A) the Bonus Percentage multiplied by (B) the Base Salary of Executive during such prior calendar year. For example and without limiting the foregoing, if (i) Budgeted TM EBITDA for a calendar year is $2,000,000, (ii) actual TM EBITDA for such calendar year is $3,000,000 and (iii) the aggregate base salaries for such calendar year of the TM Media Principals (all of whom were continuously employed by the Company throughout the entire calendar year) is $850,000, then (A) the Bonus Pool shall be $425,000, and (B) the Bonus Percentage shall be 50%. For example and without limiting the foregoing, if (i) Budgeted TM EBITDA for a calendar year is $2,000,000, (ii) actual TM EBITDA for such calendar year (before reduction on account of the Bonus Pool for such calendar year) is $2,250,000 and (iii) the aggregate base salaries for such calendar year of the TM Media Principals (all of whom were continuously employed by the Company throughout the entire calendar year) is $850,000, then (A) the Bonus Pool shall be $250,000 and (B) the Bonus Percentage shall be 29%.

      (c) During the Employment Period, (i) Executive shall be entitled to participate in all of the Company's employee benefit plans and programs for which senior executive employees of the Company are generally eligible, which currently include, but shall not be limited to, health insurance, dental insurance, life insurance, short-term and long-term disability insurance and participation in the Company's 401(k) plan and (ii) Executive shall be eligible for three (3) weeks of paid vacation in accordance with the policies of the Company. Executive's right to participate in any employee benefit plans or programs of the Company shall be subject to the Company's right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs.

      (d) The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time for senior executive employees of the Company with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses as per Company policies.

      (e) All payments to Executive shall be subject to customary withholding as may be required by law.

      4. Termination; Severance.

      (a) The Employment Period (i) shall terminate upon Executive's death; (ii) may be terminated by the Company upon delivery of written notice to Executive at any time with Cause or without Cause; (iii) may be terminated by Company for Incapacity upon delivery of written notice to Executive within 30 days following the end of the relevant Incapacity or while the relevant Incapacity is continuing; and (iv)


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                                  CONFIDENTIAL


may be terminated by Executive at any time upon delivery of written notice to Company for Good Reason or other than for Good Reason. Executive acknowledges and agrees that nothing contained herein or in any other agreement or document shall entitle Executive to remain in the employment of the Company or any of its Affiliates. "Termination" means such time as of which Executive ceases to be employed by the Company, for any reason, whether on account of termination by the Company, resignation by Executive, Executive's death or otherwise and "Termination Date" means the date on which Termination occurs.

      (b) Upon any Termination, Executive shall be entitled to receive Executive's Base Salary earned through the Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs, reimbursements of expenses incurred during the Employment Period and reimbursable in accordance with and after compliance with Company policies, and any Bonus in respect of a prior, completed calendar year which is then due and owing and has not been paid. Except as set forth in Section 4(d) or as required by applicable law, Executive shall not be entitled to receive Executive's Base Salary or any bonuses or other benefits from the Company in respect of any period after the Termination Date.

      (c) In the event Executive's employment is terminated (i) by the Company with Cause or for Incapacity, (ii) by Executive other than for Good Reason, or
(iii) upon Executive's death or upon any Termination on or after December 31, 2008, the Company shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

      (d) In the event that Executive's employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason (in either case prior to December 31, 2008), following such Termination and upon execution and delivery by Executive within thirty (30) calendar days after the Termination Date of a general release in favor of the Company and its Affiliates and its and their respective officers, directors, employees, representatives, agents and attorneys, and the successors and assigns of each of the foregoing, in form and substance satisfactory to the Company (provided, however, that the Company shall not require such general release to include any claim alleging a right to receive indemnification from the Company related to any action, suit or proceeding that may be brought against Executive by any third party in connection with Executive's status as an executive of the Company or any payments or other rights to which Executive may be entitled under the Stock Purchase Agreement), the Company shall, through the first (1st) anniversary of the Termination Date, (x) pay Executive his annual Base Salary (as in effect on the Termination Date) in regular installments in accordance with the Company's general payroll practices and (y) if Executive elects under COBRA to maintain health insurance benefits through the Company's group plan (if any), pay that portion of the premium for such benefits that the Company would have paid had Executive remained an employee of the Company for such period. After payment of the severance amounts described in this Section 4(d), the Company shall have no obligation to make any further severance or other payment or provide any other benefit to or on behalf of Executive, other than payments that may become due and owing to Executive in accordance with the terms of the Stock Purchase Agreement. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive's obligations under Section 5 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent) or Executive's obligations pursuant to Section 5(a) of this Agreement are terminated as determined in accordance with the terms hereof, then, in addition to any other rights that the Company may have under this Agreement or otherwise, the Company shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4.

      5. Noncompete, Non-Solicitation.


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      (a) Noncompete. In further consideration of the compensation to be paid to
Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company and any applicable Affiliate thereof, Executive will during the Employment Period become familiar with the trade secrets, business plans and business strategies and with other Confidential Information (as defined on the Appendix hereto) concerning each of the Company and any applicable Affiliate of the Company (and their respective predecessors, successors and assigns) and that Executive's services have been and shall be of special, unique and extraordinary value to the Company and any applicable Affiliate of the Company. Therefore, Executive agrees that, during the period from the beginning of the Employment Period through and including the date that is the one-year anniversary of the last day of the Employment Period (such period, the "Noncompete Period"), Executive shall not directly or indirectly (whether for Executive or for any other Person) own any interest in, operate, manage, control, engage in, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), invest in, permit Executive's name to be used by, consult with, advise, render services for (alone or in association with any other Person), or otherwise assist in any manner (i) any of International Data Group, Inc.; CMP Media, Inc. (a subsidiary of United Business Media PLC); The Future Network Plc; CNET Networks, Inc.; MediaLive International, Inc.; Penton Media, Inc.; Jupitermedia Corporation; Deutsche
Messe AG; or DMG World Media, (ii) any Person that engages in, or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in, any business or enterprise which manufactures, designs, produces, renders or sells products or services which compete with the products and services of the Company and its Affiliates (including, but not limited to, the Initial Events, Other Events, other events, conferences or businesses of the Company or any of its Subsidiaries from which TM Media Revenues are to be calculated, or any products, services, or events the Company is in the process of developing), as the Company's and its Affiliates' businesses existed at or at any time during the Employment Period and prior to termination of the Noncompete Period (the "Restricted Enterprises"), or (iii) any successor, assignee, subsidiary, division or Affiliate of any Listed Person or Restricted Person, or (iv) any Person in which, to the Knowledge of Executive, any Person listed in clause (i) or clause (ii) of this Section 5(a) owns an interest or participates, which any Person listed in clause (i) or clause (ii) of this Section 5(a) manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or to which any Person listed in clause (i) or clause (ii) of this Section 5(a) otherwise provides management or financial support. Any Person listed in clause (i) of this Section 5(a), or clause (iii) or clause (iv) of this Section 5(a) by virtue of its relationship with a Person listed in clause (i) of this Section 5(a), shall be referred to as a "Listed Person." Any Person listed in clause (ii) of this Section 5(a), or clause (iii) or clause (iv) of this Section 5(a) by virtue of its relationship with a Person listed in clause (ii) of this Section 5(a), shall be referred to as a "Restricted Person." Notwithstanding the foregoing, Executive may provide advice, services or assistance otherwise prohibited by this Section 5(a) to a Restricted Person that is not a Listed Person, but solely to the extent that any advice, services or assistance that Executive provides for such Restricted Person that is not a Listed Person is not for the benefit of, does not relate to, and is not in respect of, any of the Restricted Enterprises of such Restricted Person that is not a Listed Person. Nothing herein shall prohibit Executive from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation which is publicly traded, so long as no TM Media
Principal has any other participation in the business of any such corporation. The Company and Executive expressly acknowledge and agree that each and every restriction imposed by this Section 5(a) is reasonable with respect to subject matter, time period and geographical area.

      (b) Non-Solicitation. Executive agrees that during the Noncompete Period, Executive shall not, and shall not permit any of his or her Affiliates to, directly or indirectly through another Person (a) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate of the Company and any employee thereof,
(b) hire any person who was an employee of the Company or any Affiliate of the Company at any time during the 24 month period immediately preceding


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                                  CONFIDENTIAL


the termination of the employment of Executive with the Company, (c) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate of the Company in order to induce or attempt to induce such Person to cease or reduce doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate of the Company, including, without limitation, making any negative statements or communications about the Company or any of its Affiliates, or (d) directly or indirectly acquire or attempt to acquire any operating business in the United States of America to which the Company or any of its Affiliates has made an acquisition proposal prior to the Termination Date of Executive relating to the possible acquisition of such business (an "Acquisition Target") by the Company or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or any of the Company's Affiliates.

      (c) General. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, Executive agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product (as defined on the Appendix hereto), the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that the restrictions contained in Section 5 are reasonable and that Executive has received consideration in exchange therefor.

      (d) Additional Services for the Company. In the event that, following termination of the Employment Period, the Company or any of its Subsidiaries engages Executive as an employee, consultant or advisor to the Company or any of its Subsidiaries, no violation of Section 5(a) shall be deemed to result from any post-termination employment, consulting or advisory services provided by the Executive to or on behalf of the Company and its Subsidiaries in accordance with the written instructions of, or the written employment, consulting or advisory duties of Executive to, the Company or any of its Subsidiaries.

      (e) Termination of Non-Compete Obligations. Notwithstanding anything herein to the contrary, the obligations of Executive pursuant to Section 5(a) shall be terminated in the event that Executive is no longer employed by the Company or any of its Affiliates and (i) any payment by the Company of any portion of the Subsequent Purchase Price (as defined in the Stock Purchase Agreement) then due and owing as determined pursuant to the Stock Purchase Agreement is not paid when due and such default is not cured on or prior to the 30th day after written notice of such default is delivered by the Executive to the Company, or (ii) in the event that any liquidation, dissolution or winding up of Buyer, or any bankruptcy proceeding to which Buyer is party as debtor, is consummated and, with respect to bankruptcy proceedings only, the obligations of Buyer to pay any portion of the Subsequent Purchase Price are rejected or reduced in connection therewith.

      6. Other Terms and Conditions. The terms and conditions set forth on the Appendix attached hereto are incorporated herein by reference as if fully set forth herein and constitute an integral part of this Agreement.


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                                  CONFIDENTIAL


                                     * * * *


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                                  CONFIDENTIAL


IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

                                          ZIFF DAVIS MEDIA INC.


                                          By: __________________________________

                                          Its: _________________________________



                                          EXECUTIVE:

                                          ______________________________________



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                         APPENDIX TO EXECUTIVE AGREEMENT

      1. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party: (a) if to Executive: 535 Woodlands Road, Harrison, New York 10528, and (b) if to the
Company: Ziff Davis Media Inc., 28 E. 28th Street, New York, New York 10016,
Attention: General Counsel. Any notice under this Agreement shall be deemed to have been given five (5) calendar days after deposit in the U.S. mail, if mailed, or otherwise when so delivered or sent otherwise.

      2. Representations and Warranties.

      (a) By the Company. In connection with the execution and delivery of this Agreement, the Company represents and warrants to Executive as of the Effective Date that (i) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action and (ii) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

      (b) By Executive. In connection with the execution and delivery of this Agreement, Executive represents and warrants to the Company as of the Effective Date that (i) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreements with any person or entity other than the Company, with the exception of that certain Employment Agreement, dated April 7, 1998, with CMP Media LLC and that certain Confidential Letter Agreement, dated September 20, 2001, (each of which such agreements Executive represents will not be violated by performance of his obligations on behalf of the Company); (iii) Executive has consulted with independent legal counsel regarding his/her rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein; and (iv) Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

      3. General Provisions.

      (a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      (b) Complete Agreement. This Agreement constitutes the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts
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                                  CONFIDENTIAL


any prior understandings, agreements or representations by or among the parties, written or oral, which relate to the subject matter hereof; provided that in no event shall the Stock Purchase Agreement be deemed superseded or preempted by this Agreement.

      (c) Counterparts; Signatures Received via Facsimile. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures received via facsimile shall be deemed originals for all purposes.

      (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party.

      (e) GOVERNING LAW. THE CORPORATE LAW OF THE STATE OF DELAWARE WILL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      (f) Jurisdiction. The state and federal courts located in New York County, New York (the "Permitted Courts"), shall have sole and exclusive jurisdiction of any dispute arising out of or related to this Agreement (including without limitation allegations of the breach or attempted breach thereof) (a "Proceeding"). Notwithstanding the foregoing, nothing in this paragraph alters any agreement the parties may previously have made or may in the future make to arbitrate disputes. Each of the parties hereby expressly consents to the personal jurisdiction of each of the Permitted Courts with respect to any Proceeding and waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to any Proceeding brought in a Permitted Court. Executive agrees that a final judgment of a Permitted Court in any Proceeding shall be conclusive and binding upon Executive and may be enforced in other courts to whose jurisdiction Executive or his or her assets is or may be subject, by suit upon such judgment.

      (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

      (h) Interpretation. The Article and Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power, with each party having the ability to participate in its preparation. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto.

      (i) Survival. The provisions set forth in Section 3(b), Section 4 and
Section 5 of the Agreement and the provisions set forth in this Appendix shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.


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      (j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only by means of a written instrument signed by each of the Company and Executive.

      4. Certain Definitions.

      (a) "Affiliate" has the meaning given to such term in the Stock Purchase Agreement.

      (b) "Cause" with respect to the basis for termination by the Company of the employment of the Executive with the Company means (i) the commission by Executive of a felony or crime involving moral turpitude; (ii) the commission of any other act or omission by Executive constituting fraud against the Company or any of its Affiliates, customers, vendors or suppliers, (iii) the material violation by Executive of any duty to the Company under applicable law, which violation is not cured within fifteen (15) calendar days after receipt of reasonably detailed written notice thereof by the Company to Executive; (iv) the substantial failure by Executive to act as reasonably directed by the CEO, President or COO of the Company in connection with Executive's employment duties on behalf of Company, which failure is not cured within fifteen (15) calendar days after receipt of reasonably detailed written notice thereof by Executive;
(v) willful or reckless misconduct or gross negligence (which, in the case of gross negligence by Executive is not cured within fifteen (15) calendar days after receipt of reasonably detailed written notice thereof to Executive) in connection with the performance of Executive's employment duties on behalf of the Company; (vi) any material breach by Executive of this Agreement or of the Stock Purchase Agreement (with it being understood that, without limiting the generality of the foregoing, any breach of Section 5 of this Agreement or
Section 8E or Section 9C of the Stock Purchase Agreement shall be deemed to be a material breach of this Agreement or the Stock Purchase Agreement, as applicable), which breach (if curable) is not cured within fifteen (15) calendar days after receipt of reasonably detailed written notice thereof to Executive; or (vii) any material breach by Executive of the Company's written policies of which actual notice has been given to Executive, which breach is not cured within fifteen (15) calendar days after receipt of reasonably detailed written notice thereof to Executive.

      (c) "COBRA" means the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended and any successor statutes thereto.

      (d) "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's employment pursuant hereto during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company's or any of its Affiliates' suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality by Executive; (b) was rightfully received by Executive from a third party (other than the Company or any of its successors or Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his


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                                  CONFIDENTIAL


employment with the Company and its Affiliates, or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides the Company with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with the Company to preserve the confidentiality of such information to the extent possible.

      (e) "Good Reason" means, with respect to the basis for termination by Executive of the employment of Executive with the Company, the occurrence, without Executive's consent, of any of the following: (i) unless corrected within fifteen (15) calendar days after written notice by Executive to the CEO, President or COO of the Company of objection thereto, the assignment to Executive of any duties or responsibilities materially inconsistent with Executive's then existing executive position with the Company (which shall not at any time during his or her employment be less than Vice President, Ziff Davis Events, of the Company) or a diminution of Executive's title(s), or a substantial adverse alteration in the nature or status of Executive's duties or responsibilities; (ii) a reduction in Executive's base salary, except for across-the-board base salary reductions similarly affecting all senior executives of the Company; (iii) the Company requires Executive to relocate from, or the Company relocates the workplace of Executive with the Company from, the New York metropolitan area or (iv) any portion of the Purchase Price (as defined in the Stock Purchase Agreement) due and payable to Executive as determined in accordance with the terms of the Stock Purchase Agreement is not paid in full when due, and such breach is not cured within fifteen (15) calendar days after receipt by the Company of written notice thereof.

      (f) "Incapacity" means, with respect to the basis of termination by the Company of the employment of Executive with the Company, the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive has been or will be unable to effectively perform his or her essential employment duties as determined by the Company in good faith upon professional medical or psychological advice, for a period of ninety (90) consecutive calendar days or a period of one hundred and twenty (120) calendar days during any one hundred and eighty (180) calendar day period. For the purposes of this Agreement, termination for Incapacity shall be by, and effective upon, delivery to Executive of written notice by the Company of termination for Incapacity.

      (g) "Initial Events" shall have the meaning ascribed to it in the Stock Purchase Agreement.

      (h) "Knowledge" means actual knowledge after reasonable investigation.

      (i) "Other Events" shall have the meaning ascribed to it in the Stock Purchase Agreement.

      (j) "Person" means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

      (k) "Personal Share" shall have the meaning ascribed to it in the Stock Purchase Agreement.

      (l) "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of September 17, 2003, by and among TM Media Inc., the TM Media Principals, and the Company, as the same may be amended from time to time.

      (m) "Subsidiaries" shall have the meaning ascribed to it in the Stock Purchase Agreement.

      (n) "TM EBITDA" means, for any period, without duplication, the net income of the Company and its Affiliates (on a consolidated basis) and their respective successors and assigns derived directly from TM Media Revenues for such period, plus, to the extent (but only to the extent) deducted in determining such net income for such period, (A) income tax expense, (B) interest expense for indebtedness for borrowed money and (C) amortization and depreciation expense; provided that in


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                                  CONFIDENTIAL


calculating net income of the Company derived directly from TM Media Revenues, net income shall be reduced by an amount for each fiscal year to account for general and administrative expenses related to such TM Media Revenues (including, without limitation, allocation of: rent expense; salary and benefit costs, accounting, information technology and legal expense; and cost of insurance), which amount shall be reasonably related to the overall general and administrative costs incurred in generating TM Media Revenues. The components of TM EBITDA shall be calculated in accordance with United States generally accepted accounting principles as in effect from time to time, consistently applied, and TM EBITDA shall be calculated in a consistent manner with Budgeted TM EBITDA.

      (o) "TM Media Principals" means, collectively, James Hasl, Julie Herness, Paul O'Reilly and Monica Vila.

      (p) "TM Media Revenues" shall have the meaning ascribed to it in the Stock Purchase Agreement.

      (q) "Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed by the Company (or its successors or assigns) and its Affiliates.


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